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                                                                    EXHIBIT 7.7


                              SHAREHOLDER AGREEMENT


         THIS SHAREHOLDER AGREEMENT is made this 8th day of November 2000 by and among GUOJON MAR GUOJONSSON and SKULI MOGENSEN (collectively, the "Founders"), OZ.COM, a California corporation (the "Company"), and MICROCELL CAPITAL II INC. (the "Investor").

                                    RECITALS

         WHEREAS, Investor has acquired 11,405,860 shares of the Company's Common Stock (the "Common Stock") pursuant to a Share Exchange Agreement entered into as of the date hereof;

         WHEREAS, the Founders are presently the legal or beneficial owners of 53,194,000 shares of the outstanding Common Stock;

         WHEREAS, the Founders have agreed to grant the Investor the opportunity to participate, upon the terms and conditions set forth in this Agreement, in subsequent sales of the Common Stock made by the Founders to induce the Investor to make the proposed investment; and

         WHEREAS, the Company has agreed to grant the Investor the opportunity to participate, upon the terms and conditions set forth in this Agreement, in subsequent sales of the Common Stock made by the Company to induce the Investor to make the proposed investment.

         IT IS HEREBY AGREED AS FOLLOWS:

1. Sales by Founders

         1.1 Notice of Purchase Offers. If either of the Founders (the "Selling Founder") proposes to accept one or more bona fide offers (collectively, the "Purchase Offer") from any person or persons to purchase shares of the Common Stock from the Selling Founder, then the Selling Founder shall promptly notify Investor in writing of the terms and conditions of such Purchase Offer, including the purchase price, the identity of the proposed buyer and a copy of the Purchase Offer, if it is in writing.

         1.2 Right to Participate. Investor shall have the right, exercisable upon written notice to the Selling Founder within 15 business days after receipt of the notice of the Purchase Offer, to participate in the Selling Founder's sale of Common Stock on the same terms and conditions. To the extent Investor exercises such right of participation, the number of shares of Common Stock that the Selling Founder may sell pursuant to such Purchase Offer shall be correspondingly reduced. If the Investor exercises its right under this Section 1.2, the Selling Founder shall not complete the sale specified in the Purchase Offer unless (i) Investor is given reasonable written notice of the time and place of the Closing and an opportunity to attend the Closing and (ii) the purchase offeror simultaneously purchases that number of shares of Investor's Common Stock that Investor elects to sell pursuant to this Section 1.2 at the same price and on the other terms and conditions as those set forth in the Purchase Offer.

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Investor's right of participation shall be subject to the following terms and conditions:

                  (a) Investor may sell all or any part of that number of shares of Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock covered by the Purchase Offer by (ii) a fraction, the numerator of which is the number of shares of Common Stock at the time owned by Investor and the denominator of which is the combined number of shares of Common Stock owned by the Selling Founder (including shares transferred to Permitted Transferees as defined below) and the Investor.

                  (b) Investor may participate in the sale by delivering to the Selling Founder within the 15-day period following notice of the Purchase Offer, written notice of Investor's intention to participate in the proposed sale, which written notice shall specify the number of shares of Common Stock that the Investor elects to sell pursuant to this Section 1.2.

         1.3 Consummation of Sale. At the Closing, Investor shall transfer directly to the purchase offeror one or more certificates, properly endorsed for transfer, representing the number of shares of Common Stock that the Investor elected to sell pursuant to Section 1.2 in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Purchase Offer and the purchase offeror shall promptly thereafter remit to Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale.

         1.4 Ongoing Rights. The exercise or non-exercise of the rights of Investor hereunder to participate in one or more sales of Common Stock made by the Founders shall not adversely affect its rights to participate in subsequent Common Stock sales by the Founders pursuant to Section 1.1 hereof.

         1.5 Permitted Exemptions. The participation rights of Investor shall not apply to (a) any pledge of Common Stock made by the Founders pursuant to a bona fide loan transaction that creates a mere security interest, (b) any transfer to the Founders' ancestors or descendants or spouse or to a trustee for their benefit, or (c) any bona fide gift. Any such pledgee, transferee or donee shall be known as a "Permitted Transferee."

2. Election of Directors. Until the Public Offering and promptly following the date hereof, each of the Founders will, at each meeting of shareholders of the Company and in all actions taken by the shareholders of the Company in lieu of a meeting, vote a sufficient number (when added to the shares of the capital stock of the Company owned by Investor) of shares of the capital stock of the Company which they are entitled to vote under any trust, voting agreement or proxy, in favor of the election of one nominee to the Board of Directors of the Company to ensure that Investor's nominee is elected. If, following election to the Board pursuant to this Section 2, such nominee of Investor shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, Investor shall within 30 days of such event notify the Board in writing of a replacement nominee, and each Founder shall, at any meeting of shareholders of the Company or in any action taken by the shareholders of the Company in lieu of a meeting, vote the shares of the capital stock of the Company which they are entitled to vote under any trust, voting agreement or proxy, in favor of the election of such replacement nominee to ensure such replacement nominee is elected.


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If Investor shall fail to so notify the Board, the Board, in its sole discretion, may nominate any other person to fill such vacancy.

3. Participation Right. If the Company at any time or from time to time from the date hereof offers to sell or sells any shares of Common Stock or any shares of its preferred stock ("Shares"), or any option, warrant or other right to purchase any securities that are convertible or exercisable into or exchangeable for any Shares ("Share Equivalents"), then Investor shall have the right, exercisable upon written notice to the Company within fifteen (15) days after the Company notifies such parties of the proposed offering or sale (for purposes of this Section 3, the "Notice Date"), to purchase its pro rata portion of the number of Shares or Share Equivalents (as the case may be) so offered for sale (being the proportion which the number of Shares held by Investor on the Notice Date on a fully diluted basis bears to the total number of Shares and Shares Equivalents outstanding on a fully diluted basis as of the Notice Date). Notwithstanding the foregoing, the provisions of this Section 3 shall not apply to the issuance or sale of any Shares or Share Equivalents (1) in connection with a stock split or dividend or distribution payable to all shareholders in additional Shares or Share Equivalents without payment of any consideration by any holder for the additional Shares or Share Equivalents, (2) issuable or issued to employees, consultants or directors of the Company directly or pursuant to a stock option plan or restricted stock plan, or similar equity incentive arrangement, approved by the Board of Directors of the Company, but not exceeding in the aggregate fifteen percent (15%) of the outstanding capital stock of the Company on the date hereof, (3) issuable or issued upon conversion of any shares of the Company's preferred stock ("Preferred Stock"), (4) issuable or issued upon conversion of any warrants, rights or other securities convertible or exercisable into or exchangeable for shares of Common Stock or Preferred Stock; (5) issuable or issued in connection with the acquisition by the Company of all or substantially all of the outstanding capital stock or assets of a person or corporate entity; or (6) issuable or issued in connection with (i) a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended; or (ii) a public offering in connection with which the Company's shares are listed or otherwise designated for trading on any "designated offshore securities market" as that term is defined in Regulation S promulgated under the Securities Act of 1933, as amended, provided that in either case such offering covers the offer and sale of Common Stock solely for the account of the Company (a "Public Offering").

4. Positive Covenants. Until a Public Offering, the Company, on behalf of itself and all of its subsidiaries, agrees as follows:

         4.1 The Company shall maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practices of other corporations of similar size and character (ordinary wear and tear excepted).

         4.2 The Company shall at all times comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any court or governmental department, commission, board, bureau, agency or other instrumentality (domestic or foreign) and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound.


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         4.3 The Company will keep its assets and those of its subsidiaries insured by financially sound and reputable insurers against loss or damage by fire, extended coverage, explosion and other hazards, risks and liabilities to the extent and in the amount customary for companies in similar size and similar businesses.

         4.4 The Company will keep true records and books of account in which full, true, and materially correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis.

         4.5 The Company shall maintain in full force and effect its corporate existence, rights, and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names, or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of its business.

         4.6 The Company will retain independent public accountants of recognized standing who shall certify the Company's financial statements at the end of each fiscal year. In the event the services of the independent public accountants so selected, or any firm of independent public accountants hereafter employed by the Company are terminated, the Company will promptly thereafter notify the Investor and will request the firm of independent public accountants whose services are terminated to deliver to the Investor a letter from such firm setting forth the reasons for the termination of their services. In the event of such termination, the Company will promptly thereafter engage another firm of independent public accountants of recognized standing. In its notice to the Investor the Company shall state whether the change of accountants was recommended or approved by the Board of Directors of the Company or any committee thereof.

         4.7 The Company will cause each person now or hereafter employed by it to enter into a proprietary information agreement substantially in the form approved by the Board of Directors; provided, however, that this covenant shall not apply to any person who, by virtue of applicable law, is subject to the same restrictions as those set forth in such proprietary information agreement.

5. Miscellaneous Provisions

         5.1 Termination of Shareholder Rights. The rights of Investor under this Agreement and the obligations of the Company and the Founders with respect to Investor shall terminate at such time as Investor shall no longer be the owner of any shares of the Common Stock. Unless sooner terminated in accordance with the preceding sentence, this Agreement shall terminate upon the occurrence of any one of the following events:

                  (a) the liquidation, dissolution or indefinite cessation of the business operations of the Company;

                  (b) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

                  (c) the consummation of a Public Offering that results in a market for the Company's shares where not less than 10% of the total outstanding shares of the


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Company will be publicly traded on Nasdaq or any "designated offshore securities market" as that term is defined in Regulation S promulgated under the Securities Act of 1933, as amended.

         5.2 Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement shall be in writing and shall be effective upon receipt. Notices shall be given to the Founders at the address set forth below their signatures and to the Investor and the Company as set forth below:

         To Investor:

         1000, de la Gauchetiere West
         25th Floor
         Montreal, Quebec, H3B 4W5
         Attention: Secretary
         Fax: +1 (514) 397-0089

         To Company:

         Snorrabraut 54
         IS-105 Reykjavik, Iceland
         Attention: Jon L. Arnason, Secretary
         Fax: +354 535-0088

         5.3 Successors and Assigns. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors and legal representatives. The participation rights of the Investor hereunder are only not assignable except to the Affiliates of Investor, as the term "Affiliate" is defined in the Canada Business Corporation Act..

         5.4 Amendments. Any amendment or modification of this Agreement shall be effective only if evidenced by a written instrument executed by duly authorized representatives of the parties hereto. Any waiver by a party of its rights hereunder shall be effective only if evidenced by a written instrument executed by a duly authorized representative of such party. In no event shall such waiver of any rights hereunder constitute the waiver of such rights in any future instance unless the waiver so specifies in writing.

         5.5 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

         5.6 Other Obligations of the Company. The Company agrees to use its best efforts to enforce the terms of this Agreement, to inform Investor of any breach hereof and to assist Investor in the exercise of its rights and performance of their obligations under Section 2 hereof. Furthermore, during the term of this Agreement, the Company shall not issue additional shares of its capital stock, or agree to issue shares of capital stock pursuant to the terms of any option, warrant or other security or instrument convertible into shares of the Company's capital stock, at less than the fair market value of such class of capital stock, as determined in good faith by the Company's board of di-


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rectors. Absent fraud, the board of director's determination of the fair market value of the capital stock shall be conclusive. For the purpose of this Section, "fair market value" shall mean a fair value as between independent parties on the date of determination.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year above written.


OZ.COM                                    MICROCELL CAPITAL II INC.



By: /s/ GUNNAR THORODSSEN                 By: /s/ MARC FERLAND
    ----------------------------------        ----------------------------------
                                              MARC FERLAND



FOUNDERS:

                  /s/ GUDJON MAR GUDJONSSON
                  --------------------------------
                  GUDJON MAR GUDJONSSON
                  c/o OZ hf
                  Snorrabraut 54
                  IS-105 Reykjavik
                  ICELAND



                  /s/ SKULI MOGENSEN
                  --------------------------------
                  SKULI MOGENSEN
                  c/o OZ hf
                  Snorrabraut 54
                  IS-105 Reykjavik
                  ICELAND


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